EXHIBIT 99.1


March 14, 2005

Mr. Ted Rea
CEO
RG  America
2100 Valley View Lane
Dallas, TX 75234

Dear Ted,

This is notice of my resignation as President of RG America. Although I continue to believe in RG America and its future, I cannot pass up an extraordinary opportunity that has presented itself. I have no disagreement with the Company on any matter related to the Company's operations, policies or practices.

I have truly enjoyed working with you and the rest of the senior staff. Working at RG America was always interesting and stimulating. The environment is challenging and rewarding. I know the company is on the right path for sustainable business success.

I am ready to work with you on an orderly transition and to continue to support RG America. I sincerely wish you and everyone at RG America the very best both personally and professionally.


Best wishes,


R. S. Nelson